Exhibit 15.2

May 1, 2025

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Codere Online Luxembourg, S.A. under Item 16F of its Form 20-F dated May 1, 2025. We agree with the statements concerning our Firm in such Form 20-F; we are not in a position to agree or disagree with other statements of Codere Online Luxembourg, S.A. contained therein.

Very truly yours,

/s/ Marcum llp

Marcum llp